Exhibit 10.3

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of December 18, 2013 between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Seller”), and AQUA PROPERTY NT-HCI, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement dated as of November 19, 2013 (the “PSA”), with respect to the sale of certain premises commonly known as the Pinebrook Retirement Living Center in Milford, Ohio, as more particularly described therein; and

WHEREAS, Seller and Buyer desire to amend the PSA as provided below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the PSA.

2.          The definition of “Review Period” (as defined in Section 1.1 of the PSA) shall be amended by replacing the reference to “December 18, 2013” in clause (a)(i) thereof to “December 23, 2013”.

3.          The definition of “Assumed Obligations” (as defined in Section 1.1 of the PSA) shall be amended in its entirety to read as follows:

“Assumed Obligations”:   All obligations and liabilities of Seller under the Loan Documents, including those relating to servicing the Loan, for the Post-Closing period, except for (a) any such obligations or liabilities arising under any provisions thereof which have been redacted, obscured or removed in the copies provided to Buyer’s counsel by Michael Pardoll on November 25, 2013 via the Marcus & Millichap secured site, and (b) any such obligations or liabilities under the Settlement Agreement that relate to borrowers other than Borrower, properties other than the Collateral, or any guarantor of Borrower’s or any other borrower’s obligations under the Loan Documents.

4.          The definition of “Deposit” (as defined in Section 1.1 of the PSA) shall be amended by replacing phrase “on the Commitment Date or the next Business Day” in the third line thereof with “no later than 5:00 pm (EST) on December 19, 2013”. The provisions of Section 2.1 of the PSA shall be amended by replacing phrase “On the Commitment Date or the next Business Day” in the third and fourth lines thereof with “No later than 5:00 pm (EST) on December 19, 2013”.

5.          Except as expressly set forth in this Amendment, the PSA is unmodified and is in full force and effect, and the PSA as modified by this Amendment is ratified and confirmed. All references to the PSA shall be deemed to refer to the PSA as amended by this Amendment.

6.          This Amendment (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, (ii) may be executed in one or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument, even where such executed counterpart is delivered via facsimile or Portable Document Format, and (iii) shall be governed, interpreted and enforced in accordance with the provisions of the PSA.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date first above written.

SELLER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jeff Cheng
Name: Jeff Cheng
Title: Vice President

BUYER:

AQUA PROPERTY NT-HCI, LLC,
a Delaware limited liability company

By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Chief Executive Officer

[Signature Page to First Amendment to Purchase and Sale Agreement]